JULY 15, 2004

FOR IMMEDIATE RELEASE

BELDEN CDT MERGER IS COMPLETED

St. Louis, MO – A wholly owned subsidiary of Cable Design Technologies Corporation (NYSE:CDT) has merged with and into Belden Inc. (NYSE:BWC). The merger became effective at 4:02 p.m.Eastern Daylight Saving Time today pursuant to the certificate of merger filed with the Secretary of State of the State of Delaware. Immediately prior to the merger, the change of CDT’s name to Belden CDT Inc. and the one-for-two reverse stock split of CDT’s stock were effected.

In an all-stock merger of equals, the exchange ratio of CDT shares for Belden shares was one for one after giving effect to the one-for-two reverse split of CDT. The combined company will have approximately 46 million shares outstanding. The merger was approved in shareholder meetings of both companies earlier today.

The merged company, Belden CDT Inc., expects to begin trading on the New York Stock Exchange on July 16 under the new ticker symbol BDC. The CUSIP number for the Company’s common stock is 077454106.

UBS Securities LLC acted as financial advisor to Belden Inc., and Skadden, Arps, Slate, Meagher & Flom LLP acted as Belden’s legal counsel. Credit Suisse First Boston acted as financial advisor to CDT and Kirkland & Ellis LLP acted as CDT’s legal counsel.

Belden CDT Inc. is one of the largest U.S.-based manufacturers of high-speed electronic cables and focuses on products for the specialty electronics and data networking markets, including connectivity.

Forward-Looking Statements

This release contains, in addition to statements of historical fact, certain forward-looking statements. These forward-looking statements involve risk and uncertainty. Actual results could differ from those currently anticipated due to a number of factors including those mentioned in documents filed with the SEC by both Belden and CDT. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Factors that could cause results to differ from expectations are discussed in Belden’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 4, 2004, CDT’s Annual Report on Form

10-K for the year ended July 31, 2003 filed with the SEC on October 29, 2003 and CDT’s Registration Statement on Form S-4 filed with the SEC on March 24, 2004. Belden CDT Inc. assumes no responsibility to update any forward-looking statements as a result of new information or future developments.

Contact:	Belden CDT Inc. Dee Johnson, Director of Investor Relations 314-854-8054 www.beldencdt.com